Exhibit 99.1

CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE
PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED JUNE 30, 2005

Syosset, NY - August 11, 2005 - Porta Systems Corp. (OTC.BB:PYTM) today reported an operating income for the quarter ended June 30, 2005 of $1,214,000 compared to an operating income of $683,000 for the quarter ended June 30, 2004. The Company recorded a net income of $887,000, $0.09 per share (basic and diluted), for the June 30, 2005 quarter versus a net income of $320,000, $0.03 per share (basic and diluted), for the comparable quarter of 2004.

The Company reported an operating income for the six months ended June 30, 2005 of $2,759,000 compared to an operating income of $1,834,000 for the six months ended June 30, 2004. The Company recorded a net income of $ 2,091,000, $0.21 per share (basic and diluted), for the six months ended June 30, 2005 versus a net income of $1,148,000, $0.12 per share (basic and diluted) for the six months ended June 30, 2004.

Sales for all units were $8,425,000 for the quarter ended June 30, 2005 versus $6,272,000 for the quarter ended June 30, 2004, an increase of approximately $2,153,000 (34%). Copper Connection/Protection sales were $6,574,000 versus $4,427,000 for the quarters ended June 30, 2005 and 2004, respectively. The increase for the quarter reflects increased sales volume to British Telecommunications in the United Kingdom and, to a lesser extent, increased sales of our Line products to our domestic and other international customers.. Signal Processing sales for the quarter ended June 30, 2005 were $1,598,000 versus $1,289,000 for the quarter ended June 30, 2004, an increase of $309,000 (24%), resulted from our ability to ship orders from the backlog on a more timely basis than in 2004.

Because of continuing losses in the OSS division, combined with difficulties in marketing OSS products in view of our financial condition, we limit our OSS activities to the performance of maintenance and warranty services. For the quarter ended June 30, 2005, OSS sales were $202,000 vs. $536,000 for the quarter ended June 30, 2004.

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Porta Systems Corp. Press Release
August 11, 2005

Sales for all units were $16,041,000 for the six months ended June 30, 2005 versus $14,372,000 for the six months ended June 30, 2004, an increase of approximately $1,669,000 (12%). Copper Connection/Protection sales for the six months ended June 30, 2005 were $12,281,000 versus $10,399,000 for the six months ended June 30, 2004, an increase of $1,882,000 (18%). This improvement is attributed to an increase in sales of Line products to British Telecommunications which commenced in the third quarter of 2003, as a result of an increase by British Telecommunications in the availability of DSL Lines in the United Kingdom, and to a lesser extent, to an increase in sales of Line products to our domestic and other international customers. Signal Processing sales for the six months ended June 30, 2005 were $3,255,000 versus $2,591,000 for the six months ended June 30, 2004, an increase of $664,000 (26%). This increase in Signal sales for the six months resulted from our ability to ship orders from backlog on a more timely basis than in the comparable period of 2004. For the six months ended June 30, 2005, OSS sales were $410,000 compared to $1,346,000 for the comparable six months of 2004. OSS sales were only from maintenance in 2005.

The overall gross margin for all business units was 38% for both the quarter ended June 30, 2005 and 2004. Gross margin for the six months ended June 30, 2005 was 40%, compared to 38% for the six months ended June 30, 2004. This increase for the six months is the result of better absorption of manufacturing overhead created by the increase in revenue from our Line business and reduced OSS costs, both of which enabled us to operate more efficiently than in the comparable periods of 2004.

Operating expenses for the quarter ended June 30, 2005 increased by $344,000 (20%) from 2004. This increase relates primarily to a rent accrual for facilities no longer being utilized in the United Kingdom, which was partially offset by reduced OSS sales expenses as our marketing activities for OSS were sharply reduced during 2004 and into the first half of 2005. For the six months ended June 30, 2005, operating expenses decreased by $36,000 (1%) when compared to last year’s six months. This decrease relates primarily to the aforementioned rent accrual, which was more than offset by reduced sales and research and development expenses, principally due to reduced OSS activities.

Interest expense decreased for the six months by $14,000 (2%) from $660,000 in 2004 to $646,000 in 2005.

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and six months, with operating income of $1,537,000 and $3,109,000 respectively for the quarter and six months. The Signal Processing unit operated profitably during the quarter and six months of

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Porta Systems Corp. Press Release
August 11, 2005

2005, with operating income of $689,000 and $1,387,000, respectively. The OSS unit incurred operating losses of $263,000 and $535,000 for the quarter and six months of 2005, respectively.
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On August 5, 2005, we entered into an agreement with our senior lender which extended the maturity of our senior debt to September 30, 2005. As a condition to the extension, we agreed to take steps to effect a restructure of the senior debt in a manner which results in the payment of a significant portion of the senior debt and the issuance of secured debt and equity for the balance of the senior debt on specified terms. Any such restructure will require us to obtain financing from a new investor. Although we intend to seek such an investor, we may not be able to identify and enter into an agreement with an investor on terms that are acceptable to our senior lender. We also agreed to engage an investment banker to assist us in exploring strategic alternatives.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2004 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended June 30, 2005. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Six months ended June 30,
(in thousands except per share amounts)

	Quarter ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Sales	$8,425	$6,272	$16,041	$14,372

Gross profit	3,242	2,367	6,386	5,497

Total operating expenses	2,028	1,684	3,627	3,663

Operating income	1,214	683	2,759	1,834

Interest expense, net of interest and other income	(320)	(337)	(645)	(660)

Income before income taxes	894	346	2,114	1,174

Income tax expense	(7)	(26)	(23)	(26)

Net income	$887	$320	$2,091	$1,148

Per share data:

Basic per share amounts:

Net income per share	$0.09	$0.03	$0.21	$0.12

Weighted average shares
outstanding	10,038	9,972	10,005	9,972

Diluted per share amounts:

Net income per share	$0.09	$0.03	$0.21	$0.12

Weighted average shares
outstanding	10,067	9,972	10,036	9,972

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